Exhibit 99.1

AMERIGROUP®
  CORPORATION

    PRESS RELEASE

AMERICAID COMMUNITY CARE  •  AMERIKIDS  •  AMERIFAM  •  AMERIPLUS

AMERIGROUP CORPORATION • 4425 CORPORATION LANE • VIRGINIA BEACH, VIRGINIA 23462 • 757 490 6900 • WWW.AMERIGROUPCORP.COM

AMERIGROUP CORPORATION BEGINS TRADING
ON THE NEW YORK STOCK EXCHANGE;
COMPLETES ITS FLORIDA HEALTH PLAN ACQUISITION

Virginia Beach, Va. (January 2, 2003) AMERIGROUP Corporation today announced that it will begin trading on the New York Stock Exchange (NYSE) on January 3. AMERIGROUP Chairman and CEO Jeffrey L. McWaters and senior management will ring the Exchange’s opening bell on the company’s first day of trading on the Big Board. The company will be the first in 2003 to list on the Exchange and will trade under the stock symbol “AGP.”

McWaters also announced that AMERIGROUP has completed its acquisition of Physicians Healthcare Plans, Inc. (PHP), effective January 1, 2003, adding approximately 190,000 members in Florida. AMERIGROUP is now one of the State’s largest HMOs serving the Medicaid and Florida Healthy Kids (SCHIP) populations.

It is anticipated that the acquisition of PHP will add approximately $300 million of annualized revenues, bringing AMERIGROUP’s revenue run rate to more than $1.5 billion. As previously announced, the Company anticipates that its EPS in 2003 will grow by 20 percent over 2002, plus an additional $0.25 to $0.30 per share related to its acquisition of PHP.

“Listing on the New York Stock Exchange is a milestone in our company’s history,” said McWaters. “It marks an important step in realizing our mission that health status can be improved and savings to the states achieved by enabling 84 million uninsured and low-income Americans a choice of an accountable open-access system of health care. We call this system a medical home, where these under-served Americans have a private doctor and a medical record all in one place.

“Our state partners and public officials are to be commended for improving the Medicaid program by allowing privatization and choice. With only 20 million of the 84 million uninsured and low-income Americans in programs like ours, important work lies ahead for our nation’s policymakers. Already our approach is having a favorable impact on a health care system that is in great need of new solutions,” McWaters added.

-MORE-

AMGP Completes PHP Acquisition and Moves to NYSE

January 2, 2003

“The Exchange is privileged to welcome AMERIGROUP Corporation to its family of listed companies,” said Dick Grasso, NYSE chairman and CEO. “AMERIGROUP is committed to providing access to quality health care services to America’s most needy. We look forward to our partnership with the Company and its shareholders.”

AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, is a multi-state managed health care company focused on serving people who receive health care benefits through public-sponsored programs including Medicaid, SCHIP, and FamilyCare. The Company operates in Maryland, Texas, New Jersey, Florida, Illinois and the District of Columbia. For more information on AMERIGROUP Corporation, please visit the Company’s web site at www.amerigroupcorp.com.

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release contains certain “forward-looking” statements, including statements related to the expected revenue and earnings contribution of the PHP acquisition, expected future financial position, membership, revenues and earnings per share, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the health care industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against the Company; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.

Investors should also refer to our Form 10-K filed with the Securities and Exchange Commission on March 12, 2002, for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

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Contact:

Investors:
Scott M. Tabakin, AMERIGROUP Corporation
757-321-3535

Media:
Everett Merrill, The MWW Group
800-724-7602, ext. 2437

Amy Sheyer, AMERIGROUP Corporation
757/518-3671